CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We hereby consent to the incorporation by reference in this Registration
Statement on Form N-1A of our report dated April 16, 2004, relating to the financial statements and financial highlights which appears in the February 29, 2004 Annual Report to Shareholders of Kelmoore Strategy Fund, Kelmoore Strategy Eagle Fund, and Kelmoore Strategy Liberty Fund, ("the Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP
San Francisco, California
June 28, 2004